Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the date set forth below, by and between VILLAGE BANK, a Virginia chartered bank (the “Corporation”), and James E. Hendricks, Jr. (the “Executive”) and is made effective December 20, 2018.

W I T N E S S E T H:

WHEREAS, the Corporation desires to retain the services of the Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation has approved this Employment Agreement and authorized its execution and delivery on the Corporation’s behalf to the Executive;

WHEREAS, the Executive has significant experience serving in senior bank management positions, and the Corporation desires to employ the Executive as a key executive officer of the Corporation whose dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are valuable to the Corporation;

WHEREAS, the Corporation wishes to attract and retain such well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the services of the Executive;

WHEREAS, the Corporation considers the establishment and maintenance of a sound management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders; and

WHEREAS, the Corporation desires to safeguard its proprietary confidential information, retain its employees and protect itself against unfair competition.

NOW, THEREFORE, to assure the Corporation of the Executive’s dedication, the availability of his advice and counsel to the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agree as follows:

1.	EMPLOYMENT: The Corporation agrees to, and does hereby employ, the Executive, and the Executive agrees to, and does hereby accept such employment, for the period beginning on or before December 20, 2018, and ending on December 20, 2021, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth.

2.	TERM, EXTENSIONS OF TERM, AND CONTINUING OBLIGATIONS: This Agreement will be effective on the date set forth above and will expire on December 20, 2021; provided that on December 20, 2020 and on each December 20th thereafter (each such December 20th is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional twelve (12) month period from such Renewal Date. This Agreement will not, however, be extended if either party gives written notice of non-renewal (“Nonrenewal Notice”) at least ninety (90) days before the Renewal Date. The parties intend that the covenants and restrictions in Sections 11 and 18 be enforceable against Executive regardless of the reason that his employment by the Corporation may terminate and that such covenants and restrictions shall be enforceable against Executive even if this Agreement expires after a Nonrenewal Notice is given by the Executive. The existence of any claim or cause of action by the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the restrictive covenants and confidentiality requirements set forth in Sections 11 and 18 of this Agreement.

3.	EXECUTIVE DUTIES: The Executive agrees that, during the term of his employment under this Agreement and in his capacity of Executive Vice President, he will devote his full business time and energy to the business, affairs and interests of the Corporation and serve it diligently, to the best of his ability and in accordance with general business standards. The Executive, however, may devote reasonable time and energy to charitable and civic activities that enhance the reputation and good standing of the Executive and the Corporation in the community. The Executive shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated. The services and duties to be performed by the Executive shall be those appropriate to his office and title as currently and from time to time hereafter specified in the Corporation’s Bylaws or otherwise specified by the President of the Corporation.

4.	COMPENSATION:

(a) Base Salary. The Corporation agrees to pay the Executive, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary in an annual amount of no less than $210,000, which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation’s payroll practices for salaried employees. Such salary may be increased in the sole and absolute discretion of the Corporation’s Board of Directors or Compensation Committee thereof duly authorized by the Board to so act. The Board of Directors shall review the Executive’s base salary at least annually during his employment and may increase such salary as determined in its discretion.

(b) Annual Bonus. The Executive shall be entitled to an annual performance bonus in such amounts and at such time as may be determined by the Corporation’s Board of Directors or Compensation Committee.

(c) Stock Awards and Incentive Compensation. The Corporation may make stock awards and provide such other incentive compensation to the Executive in such amounts and at such time as may be determined by the Corporation’s Board of Directors or Compensation Committee.

(d) Supplemental Executive Retirement Benefit. The Executive will be a participant in the Supplemental Executive Retirement Plan. Under the plan, the Executive will be eligible to receive a supplemental nonqualified annual cash benefit of $25,000 per year over a fifteen (15) year period beginning at his retirement or as otherwise provided under the plan.

(e) Employee Benefits. During the term of employment under this Agreement, the Executive will be entitled to participate in all employee benefit plans, practices and programs maintained by the Corporation, as in effect from time to time (collectively, the “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated officers of the Corporation, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Corporation reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(f) Vacation; Paid Time-off. During the term of employment under this Agreement, the Executive will be entitled to paid vacation on a basis which is no less favorable than is provided to other similarly-situated officers of the Corporation, which in the Executive’s case will initially consisit of four (4) weeks of paid vacation. The Executive will also receive other paid time-off in accordance with the Corporation’s policies as they may exist from time to time.

5.	REIMBURSEMENT OF BUSINESS EXPENSES: During the term of this Agreement, to the extent that such expenditures are substantiated by the Executive as required by the Internal Revenue Service and policies of the Corporation, the Corporation shall reimburse the Executive promptly for all expenditures (including business related travel, business entertainment and business meetings) made in accordance with written rules and policies established from time to time by the Board of Directors of the Corporation in pursuance and furtherance of the Corporation’s business and good will, provided any permitted expenditures are objectively determinable and nondiscretionary under such rules and policies. Any reimbursements hereunder shall be made by the end of the calendar year following the calendar year in which the related expense is incurred, or on such earlier date as provided in the Corporation’s rules and policies regarding such reimbursements.

6.	ILLNESS: In the event the Executive is unable to perform the essential functions of his job, with or without reasonable accommodations, for a period of four (4) consecutive months by reason of illness or other physical or mental disability, the Corporation may terminate this Agreement without further or additional compensation being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under Employee Benefit Plans of the Corporation. Executive will also be entitled to any long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees of senior executive status, as well as any other insurance benefits so provided, for which Executive qualifies. Notwithstanding any other provision in this Agreement, the Corporation will comply with the Americans with Disabilities Act and Family Medical Leave Act.

7.	DEATH: In the event of the Executive’s death during the term of this Agreement, this Agreement shall terminate as of the end of the month in which the Executive dies. This Section 7 shall not affect the rights of any person under other contracts between the Executive and the Corporation or under any life insurance policy.

8.	TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON:

(a)	Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may terminate the Executive’s employment under this Agreement at any time by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty (30) days written notice to the Corporation. It shall not constitute a breach of this Agreement for the Corporation to suspend Executive’s duties and to place the Executive on a paid leave during the thirty (30) day notice period. If the Corporation terminates the Executive’s employment without Cause (as hereafter defined) or the Executive resigns for Good Reason, then in either event the Executive shall receive the following, provided that the Executive signs a release and waiver of claims reasonably satisfactory to the Corporation and such release and waiver has become effective:

(i)	The Executive shall be paid one times the Executive’s Final Compensation. For purposes of this Agreement, “Final Compensation” means (a) the annual base salary in effect on the date of termination (or the annual base salary in effect immediately prior to a reduction in the Executive’s base salary in the event the Executive resigns for Good Reason based on Section 8(b)(iii) hereunder) and (b) an annual bonus amount equal to 20% of annual base salary. The payment of Final Compensation shall be made over twelve (12) months in installments such that the Final Compensation payments are made at the same time as Executive would have received his base salary.

(ii)	Payments under (i) above shall be made or commence upon the Executive’s termination of employment, subject to the satisfaction of the release and waiver condition set forth above.

(iii)	If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Corporation shall reimburse the Executive for the difference between the monthly COBRA premium amount paid by the Executive for his and his eligible dependents’ group health insurance coverage and the monthly premium amount paid by similarly situated active employees of the Corporation. Such reimbursement shall be paid to the Executive by the tenth day of the month immediately following the month in which the Executive timely remits the COBRA premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (A) twelve (12) months following the Executive’s termination; or (B) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. If Executive becomes ineligible for COBRA coverage before either of these events occur, the Corporation shall continue payments in the same amount to Executive for the remainder of the applicable time period. Notwithstanding the foregoing, if the Corporation’s payments under this Section 8(a)(iii) would violate the nondiscrimination rules applicable to non-grandfathered plans or would result in the imposition of penalties under applicable law, the parties agree to reform this Section 8(a)(iii) in a manner as is necessary to comply with applicable law.

(iv)	The Executive shall thereon have no further recourse, and the Corporation shall have no further obligation, under this Agreement, provided that if the Executive breaches or fails to comply with any of the covenants and restrictions in Sections 11 and 18 then the Corporation shall have no obligation to make any payments under this Section 8(a), such remedy being in addition to any other remedies available to the Corporation under this Agreement or applicable law in connection with such breach or failure.

(b)	For purposes of this Agreement, “Good Reason” shall mean:

(i)	The assignment of duties to the Executive by the Corporation which (A) are materially different from the Executive’s duties on the date hereof, or (B) result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

(ii)	The removal of the Executive from, or any failure to re-elect him to, the position of Executive Vice President of the Corporation, except in connection with a termination of his employment by the Corporation for Cause or by reason of the Executive’s death or disability;

(iii)	A reduction by the Corporation of the Executive’s then current base salary without the Executive’s written consent;

(iv)	A material reduction by the Corporation without the Executive’s written consent of the fringe benefits (including, without limitation, paid vacations, SERP and short and long term incentive compensation arrangements, including vesting provisions related to SERP and short and long term incentive compensation arrangements) that were provided to the Executive immediately prior to the date thereof, provided that a material reduction of fringe benefits does not occur in connection with the elimination or reduction of a fringe benefit for which the Corporation substitutes a fringe benefit or payment of substantially equal value; or

(v)	The failure of the Corporation to obtain the assumption of, and agreement to perform, this Agreement by any successor.

Notwithstanding the above, Good Reason shall not include any resignation by the Executive where Cause for his termination by the Corporation exists.

(c)	Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation. A “Notice of Resignation” shall mean a notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason. The notice must be delivered to the Corporation within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by the Executive, the Corporation shall have a period of twenty (20) days during which it may remedy in good faith the event or condition constituting Good Reason and the Executive’s employment shall continue in effect during such time so long as the Corporation is making diligent efforts to cure. In the event the Corporation shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Corporation shall not be required to pay the amount due to the Executive under Section 8(a).

(d)	If within thirty (30) days after any Notice of Resignation is given, the Corporation notifies the Executive that a dispute exists concerning the resignation for Good Reason and that it is requesting arbitration pursuant to Section 17, the Corporation shall continue to pay the Executive his full base salary as described in Section 4, when due and payable under the Corporation’s payroll procedures, at least until such time as a final decision is reached by the panel of arbitrators, but subject to the limitation in Section 8(a)(i) on the duration of such payments. If Good Reason for resignation by the Executive is ultimately determined not to exist, then all sums paid by the Corporation to the Executive, from the date of such resignation to the date of the resolution of such dispute shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit. Should it ultimately be determined that Good Reason for resignation by the Executive exists, then the Executive shall be entitled to retain all sums paid to him, pending the resolution of such dispute and he shall be entitled to receive the payments and other benefits provided for in Section 8(a).

A failure by the Corporation to notify the Executive that a dispute exists concerning the resignation for Good Reason within thirty (30) days after any Notice of Resignation is given shall constitute a final waiver by the Corporation of its right to contest either that such resignation was for Good Reason or its obligations to the Executive under Section 8(a) hereof.

(e)	If the Executive’s employment terminates after a Change of Control (as defined in Section 10 hereof), the payments to which he is entitled pursuant to Section 10 shall be in lieu of any payment to which he might otherwise be entitled under the terms of Section 8(a)(i).

(f)	The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement under Section 8(a) by seeking other employment or otherwise.

9.	RESIGNATION, TERMINATION FOR CAUSE, REGULATORY TERMINATION: The Corporation or the Executive may terminate this Agreement, with or without Cause, subject to the following conditions:

(a)	Notwithstanding the provision of Section 1 of this Agreement, the Board of Directors of the Corporation may, in its sole discretion, terminate the Executive’s employment for Cause. For the purpose of this Agreement, “Cause” shall mean material failure of the Executive to perform his duties under this Agreement, unlawful or unethical business conduct, dishonesty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), a material violation of the Corporation’s work rules, Code of Ethics or policies, or a material breach of this Agreement. The Board of Directors shall not, however, terminate the Executive’s employment based on the Executive’s material failure to perform his duties under this Agreement, his material violation of the Corporation’s work rules, Code of Ethics or policies, or his material breach of this Agreement, without first providing him written notice of any such failure or breach and a reasonable period of time, not less than ten (10) days, in which to remedy such failure or breach.

(b)	In the event the Executive resigns from or otherwise voluntarily terminates his employment with the Corporation at any time (other than for Good Reason), or if the Corporation terminates the Executive’s employment for Cause, the Corporation thereafter shall have no obligation to make any further payments under this Agreement.

(c)	If the Executive is suspended and/or prohibited from participating in the conduct of the Corporation’s affairs by a notice served under the Federal Deposit Insurance Act or any other regulatory authority, the Corporation’s obligations under this Agreement shall be terminated and the Corporation thereafter shall have no obligation to make any further payments under this Agreement.

10.	CHANGE OF CONTROL:

(a)	Notwithstanding any other provision in this Agreement, if the Executive’s employment is terminated by the Executive for Good Reason, or by the Corporation on account of its giving a Nonrenewal Notice in accordance with Section 2, or by the Corporation without Cause (other than on account of the Executive’s death or incapacity as described in Section 6), in each case within twenty-four (24) months following a Change of Control, then the payments set forth in Section 8(a) shall be replaced by the following, provided that the Executive signs a release and waiver of claims reasonably satisfactory to the Corporation and such release and waiver has become effective:

(i)	The Executive shall be paid a lump sum equal to two (2) times his Final Compensation, as defined in Section 8(a)(i).

(ii)	Payments under (i) above shall be made within forty-five (45) days of the Executive’s termination of employment, subject to the satisfaction of the release and waiver condition set forth above.

(iii)	If the Executive timely and properly elects continuation coverage under COBRA, the Corporation shall reimburse the Executive for the difference between the monthly COBRA premium amount paid by the Executive for his and his eligible dependents’ group health insurance coverage and the monthly premium amount paid by similarly situated active employees. Such reimbursement shall be paid to the Executive by the tenth day of the month immediately following the month in which the Executive timely remits the COBRA premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (A) twelve (12) months following the Executive’s termination; or (B) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. If Executive becomes ineligible for COBRA coverage before either of these events occur, the Corporation shall continue payments in the same amount to Executive for the remainder of the applicable time period. Notwithstanding the foregoing, if the Corporation’s payments under this Section 8(a)(iii) would violate the nondiscrimination rules applicable to non-grandfathered plans or would result in the imposition of penalties under applicable law, the parties agree to reform this Section 8(a)(iii) in a manner as is necessary to comply with applicable law.

(iv)	The Executive shall thereon have no further recourse, and the Corporation shall have no further obligation, under this Agreement.

(b)	For purposes of this Agreement, a “Change of Control” shall mean (i) the acquisition by any “person” or “group” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than Village Bank and Trust Financial Corp. (the “Holding Company”), any subsidiary of the Holding Company or any employee benefit plan of the Holding Company or any Holding Company subsidiary, directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Holding Company representing fifty percent (50%) or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding securities of the Holding Company; (ii) either a majority of the directors of the Holding Company elected at the Holding Company’s most recent annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of the Holding Company, or the “incumbent directors” shall cease to constitute a majority of the directors of the Holding Company (the term “incumbent director” shall mean any director who was a director of the Holding Company on July 1, 2018 and any individual who becomes a director of the Holding Company subsequent to July 1, 2018 and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors); (iii) the Holding Company consummates a reorganization, merger, share exchange, consolidation or other business combination (a “Reorganization”) with any other “person” or “group” (as defined in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a Reorganization that would result in the outstanding common stock of the Holding Company immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof, at least fifty percent (50%) of the common stock of the Holding Company or such surviving entity or a parent or affiliate thereof outstanding immediately after the Reorganization; or (iv) a plan of complete liquidation of the Holding Company or an agreement for the sale or disposition by the Holding Company of all or substantially all of the Holding Company’s assets.

(c)	The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement under Section 10(a) by seeking other employment or otherwise.

11.	COVENANTS:

(a)	During the term of this Agreement and throughout any further period that he is an employee of the Corporation, and for the longer of:

(x)       twelve (12) months from and after the date that Executive is (for any reason) no longer employed by the Corporation; or

(y)       for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by the Executive,

the Executive covenants and agrees that he will not, directly or indirectly, compete with the Corporation by performing job functions similar to those he is performing under this Agreement, including the supervision of employees engaged in banking operations similar to those in which the Corporation is engaged, for any bank or bank holding company within thirty-five (35) miles of the headquarters of the Corporation or within five (5) miles of any bank branch that was in operation at the time the Executive’s employment with the Corporation ceased.

(b)	During the term of this Agreement and throughout any further period that he is an employee of the Corporation, and for the longer of:

(x)       twelve (12) months from and after the date that the Executive is (for any reason) no longer employed by the Corporation; or

(y)       for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by the Executive,

the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit or induce, or attempt to solicit or induce, any person currently employed by the Corporation to terminate the employee’s employment with the Corporation.

(c)	During the term of this Agreement and throughout any further period that he is an employee of the Corporation, and for the longer of:

(x)       twelve (12) months from and after the date that the Executive is (for any reason) no longer employed by the Corporation; or

(y)       for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by the Executive,

the Executive will not, except to the extent necessary to carry out his duties as an employee of the Corporation, directly or indirectly provide Competitive Services (as defined below) to any Customer (as defined below), and shall not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit or divert away or attempt to solicit or divert away any Customer of the Corporation for the purpose of selling or providing Competitive Services, provided the Corporation is then still engaged in the sale or provision of Competitive Services.

(d)	It is agreed that notwithstanding the above to the contrary, Executive may engage in business ventures as long as they are not competitive with the Corporation.

(e)	For purposes of this Agreement, the term “Customer” means any individual or entity to whom or to which the Corporation provided Competitive Services, and with whom or with which the Executive had contact in connection with the delivery of such Competitive Services, within two years of the date on which the Executive’s employment terminates.

(f)	For purposes of this Agreement, “Competitive Services” means providing commercial and consumer financial products and services that, as of the date of this Agreement or as of the date of termination of employment, as the case may be, are provided to Customers of the Corporation, whether such services are provided directly by the Corporation or by others under a contractual arrangement with the Corporation.

(g)	The Executive agrees that the covenants in this Section 11 are reasonably necessary to protect the legitimate interests of the Corporation, are reasonable with respect to the time and territory and do not interfere with the interests of the public. The Executive further agrees that the descriptions of the covenants contained in this Section 11 are sufficiently accurate and definite to inform the Executive of the scope of the covenants. Finally, the Executive agrees that the consideration set forth in this Agreement is full, fair and adequate to support the Executive’s obligations hereunder and the Corporation’s rights hereunder. The Executive acknowledges that in the event the Executive’s employment with the Corporation is terminated for any reason, the Executive will be able to earn a livelihood without violating such covenants.

(h)	The parties have attempted to limit the Executive’s right to compete only to the extent necessary to protect the Corporation from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Accordingly, the parties intend that the covenants contained in this Section 11 to be completely severable and independent, and any invalidity or unenforceability of any one or more such covenants will not render invalid or unenforceable any one or more of the other covenants. The parties further agree that, if the scope or enforceability of a covenant contained in this Section 11 is in any way disputed at any time, and if permitted by applicable law and public policy, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

(i)	The Executive agrees that, given the nature of the positions held by the Executive with the Corporation, each and every one of the covenants and restrictions set forth in this Agreement above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by the Executive of any of the provisions of Sections 11 and/or 18 of this Agreement that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it shall be entitled to any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief, and the Executive shall be liable for all damages, including actual and consequential damages, costs and expenses, and legal costs and actual attorneys fees incurred by the Corporation as a result of taking action to enforce, or recover for any breach of Section 11 or 18.

(j)	The Executive covenants that he is not the subject of any contract that prevents him from executing this Agreement and performing the duties of Executive Vice President. The Executive further covenants that he is not subject to any covenants or obligations not to compete and is not subject to any other restrictions or obligations which would prevent him from fulfilling the duties specified in this Agreement.

(k)	Notwithstanding anything in this Agreement to the contrary, in the event that the Corporation gives the Executive a Nonrenewal Notice pursuant to Section 2 of this Agreement, the restrictive covenants described in subparagraphs (a), (b) and (c) of this Section 11 shall apply only during the term of this Agreement and throughout any further period that Executive is an employee of the Corporation.

12.	NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	James E. Hendricks, Jr.
8429 Sleepy Duck Place
Richmond, Virginia 23229

If to the Corporation:	William G. Foster
President and Chief Executive Officer
Village Bank
PO Box 330
Midlothian, Virginia 23112

With a copy to:	Deborah Golding
Vice President, Corporate Secretary
Village Bank and Trust Financial Corp.
P.O. Box 330
Midlothian, Virginia 23113

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.	MODIFICATION, WAIVERS, APPLICABLE LAW: This Agreement supersedes and replaces the Employment Agreement between the Corporation and the Executive, dated April 5, 2016. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

14.	INVALIDITY, ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.	SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his executor or, if there is no such executor, to his estate.

16.	HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

17.	ARBITRATION: With the exception of Sections 11 and 18 and the enforcement of these sections in accordance with Section 11(i), all other claims under this Agreement will be resolved by binding arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, in Richmond, Virginia in accordance with the Employment Arbitration Rules and Procedures Rules of JAMS then in effect. The Corporation shall pay all administrative fees associated with such arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees and expenses of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just.

18.	CONFIDENTIALITY: Executive covenants and agrees that any and all proprietary information maintained as confidential by the Corporation and concerning the customers or businesses and services of the Corporation of which he has knowledge as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by the Executive to third parties other than in connection with the usual conduct of the business of the Corporation, or as required by law or the Corporation’s or Holding Company’s Code of Ethics. Such information shall expressly include, but shall not be limited to, confidential and proprietary information concerning the Corporation’s trade secrets within the meaning of the Virginia Trade Secrets Act, business operations, business records, documented customer lists or other confidential customer information. Upon termination of employment, the Executive shall deliver to the Corporation all property in his possession which belongs to the Corporation including all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. This Section 18 shall not be applicable to any information which, through no misconduct or negligence of Executive, has been disclosed to the public by anyone other than Executive.

19.	409A COMPLIANCE:

(a)	The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code (“Code”) Section 409A. Accordingly, to the maximum extent permitted under Code Section 409A, the terms of this Agreement, including, without limitation, “termination” and “termination of employment,” and similar terms, shall be interpreted to be in compliance with Code Section 409A. In no event whatsoever shall the Corporation be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)	Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)	With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (x) the expiration of the six (6)-month period measured from the date of such ‘separation from service’ of the Executive, and (y) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)	To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Corporation shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Corporation or to the extent that such benefits would otherwise have been provided by the Corporation at no cost to the Executive, the Corporation’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Corporation in accordance with the procedures specified herein.

(c)	All expenses or other reimbursements under this Agreement shall be made promptly and in any event on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

(d)	For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Corporation.

(e)	In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

20.	REGULATORY REQUIREMENTS AND CLAWBACK: Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Corporation (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)	such payment or action is prohibited by any governmental agency having jurisdiction over the Corporation or any of its subsidiaries (hereinafter referred to as “Regulatory Authority”) because the Corporation or any of its subsidiaries is declared by such Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner; or

(b)	such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Corporation, including, without limitation, the Emergency Economic Stabilization Act of 2008 and the Federal Deposit Insurance Act, each as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

(c)	Executive agrees that any incentive based compensation or award that he receives, or has received, from the Corporation under this Agreement or otherwise, will be subject to clawback by the Corporation as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Corporation determines, but in no event with a look-back period of more than three years, unless required by applicable law or stock exchange listing requirement.

21.	POSSIBLE REDUCTION IN PAYMENT AND BENEFITS: No amounts will be payable and no benefits will be provided under this Agreement to the extent that such payments or benefits, together with other payments or benefits under other plans, agreements or arrangements, would make the Executive liable for the payment of an excise tax under Code Section 4999 or any successor provision. The amounts otherwise payable and the benefits otherwise to be provided under this Agreement shall be reduced in a manner determined by the Corporation (by the minimum possible amount) that is consistent with the requirements of Code Section 409A until no amount payable to the Executive will be subject to such excise tax. All calculations and determinations under this Section 21 shall be made by an independent accounting firm or independent tax counsel appointed by the Corporation (the “Tax Advisor”) whose determinations shall be conclusive and binding on the Corporation and the Executive for all purposes. The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Code Section 280G and Code Section 4999. The Corporation shall bear all costs of the Tax Advisor. In the event that the payment to the Executive under Sections 8(a)(i) or 10(a)(i) is reduced in accordance with this paragraph, the length of the the noncompete and nonsolicitation periods described in Sections 11(a), 11(b) and 11(c) shall be reduced proportionally. For example and for illustrative purposes, if the payment is reduced by 50%, the noncompete and nonsolicition periods shall be reduced by 50%.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EXECUTIVE

By:	/s/ James E. Hendricks, Jr.
James E. Hendricks, Jr.

Date:	December 20, 2018

VILLAGE BANK

By:	/s/ William G. Foster, Jr.
William G. Foster, Jr
President and Chief Executive Officer

Date:	December 20, 2018